SENTRY PETROLEUM IDENTIFIES FOUR LEADS AND ONE DRILL-READY PROSPECT - UPDATES 2008 EXPLORATION CAMPAIGN

Denver, Colorado – (Filing Services Canada – September 04, 2008) - Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that it has identified four leads and one prospect within ATP 865.

Sentry Petroleum Executive Director and Head of Exploration Alan Hart commented, “We are well into our geophysical analysis on ATP 865 and are pleased with our progress. We have identified four leads within the permit; Bilby, Carney, Gibber and the Kopi and a large drill-ready prospect, the Sherwood Park. A gas field has been established in clastic reservoirs at Gilmore immediately north of our permit and there is a building consensus that there will be other similar gas fields in this large prospective basin.”

Sentry President Dr. Rajeswaran advised, “The basin contains source, reservoir and seal in a variety of structural habitats and includes middle Devonian reefs which are prolific producers in other basins worldwide. Proximal discoveries at Gilmore and Kenmore total 15 billion cubic feet of gas and six million barrels of oil respectively. These successes speak to the prospectivity of ATP 865 and the leads we have identified to date.”

Dr. Rajeswaran continued, “ATP 865 is ripe with opportunity and will give Sentry Petroleum and our shareholders several shots at exploration drilling success. Upon completion of MBA’s independent geological and geophysical data analysis we anticipate the identification of several additional leads and prospects.”

A spokesperson for Sentry advised that the company is also high-grading the Sherwood Park prospect. Sherwood Park is a large (17 sq km) erosional remnant at the top of the Adavale sequence. The structure was created by erosion of the westerly dipping Buckabie Formation with major channelling creating closure to the east and seal provided by Upper Permian Bandanna/Early-Mid-Jurassic Poolawanna Formation shales.

About Sentry Petroleum

Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company’s mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:

Investor Relations 866.680.7649

info@sentrypetroleum.com
www.sentrypetroleum.com

Philippe Niemetz, PAN Consultants Ltd.

14 Wall Street,

20th Floor

New York, NY 10005

212.344.6464 or 800.477.7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.